As filed with the Securities and Exchange Commission on May 23, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOCON, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0903312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7500 Boone Avenue North

Minneapolis, MN 55428

(763)-493-6370

(Address of Registrant’s Principal Executive Office) (Zip Code)

MOCON, Inc. 2006 Stock Incentive Plan

(Full title of the plan)

Darrell B. Lee

Vice President, Chief Financial Officer, Treasurer and Secretary

MOCON, Inc.

7500 Boone Avenue North

Minneapolis, MN 55428

(763)-493-6370

 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street, Suite 3300

Minneapolis, Minnesota 55402-1509

(612) 607-7287

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share	550,000 shares	$ 8.985	$ 4,941,750	$ 528.77

(1)          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and sold as a result of anti dilution provisions described in the above-referenced plan.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average high and low reported sales prices of MOCON’s common stock on May 19, 2006, as reported on the Nasdaq National Market Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2006 Stock Incentive Plan of MOCON, Inc., a Minnesota corporation (the “Company” or the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2005;

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c)                                  Current Reports on Form 8-K filed on January 3, 2006, January 13, 2006, March 2, 2006 (with respect to Items 1.01 and 9.01 contained therein only) and May 18, 2006;

(d)                                 All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and

(e)                                  The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A (File No. 000-09273), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration

Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable. The Company’s Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article IV of the Company’s Restated Articles of Incorporation provides that the Company shall, without condition or limitation, indemnify its present and former directors, officers, employees and agents to the fullest extent permitted by the Minnesota Business Corporation Act. In addition, Article V of the Company’s Restated Articles of Incorporation, as amended, limits the personal liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. The Company also maintains directors’ and officers’ liability insurance.

The foregoing represents a summary of the general effect of the Minnesota Business Corporation Act and the Company’s Restated Articles of Incorporation for purposes of general description only.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Restated Articles of Incorporation of MOCON, Inc. (Filed herewith)
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (Filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm (Filed herewith)
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	MOCON, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to MOCON, Inc.’s Current Report on Form 8-K dated May 18, 2006 (File No. 000-09273))

Item 9. Undertakings

(a)           The undersigned registrant hereby undertakes as follows:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 23, 2006.

MOCON, INC.

By:	/s/ Robert L. Demorest
Robert L. Demorest
Chairman of the Board, President and Chief Executive Officer
(principal executive officer)

By:	/s/ Darrell B. Lee
Darrell B. Lee
Vice President, Chief Financial Officer, Treasurer and Secretary
(principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Robert L. Demorest and Darrell B. Lee, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Demorest	Chairman of the Board, President and	May 23, 2006
Robert L. Demorest	Chief Executive Officer

/s/ Dean B. Chenoweth	Director
Dean B. Chenoweth		May 18, 2006

/s/ J. Leonard Frame	Director
J. Leonard Frame		May 18, 2006

Signature	Title	Date

/s/ Robert F. Gallagher	Director
Robert F. Gallagher		May 18, 2006

/s/ Daniel W. Mayer	Director
Daniel W. Mayer		May 18, 2006

/s/ Ronald A. Meyer	Director
Ronald A. Meyer		May 18, 2006

/s/ Richard A. Proulx	Director
Richard A. Proulx		May 18, 2006

/s/ Tom C. Thomas	Director
Tom C. Thomas		May 18, 2006

MOCON, INC.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Restated Articles of Incorporation of MOCON, Inc.	Filed herewith
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page to this Registration Statement
99.1	MOCON, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to MOCON, Inc.’s Current Report on Form 8-K dated May 18, 2006 (File No. 000-09273)